Exhibit 10.18

EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into on March 2, 2007, by and between World Wrestling Entertainment, Inc. (“WWE”), with offices at 1241 East Main Street, Stamford, Connecticut 06902 (“Office”), and Frank G. Serpe, an individual residing at 120 Sheffield Drive, Stratford, Connecticut 06614 (“Employee”), each individually referred to as a “party” and collectively referred to as the “parties.”

          NOW, THEREFORE, in consideration of the promises, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

          1.          DUTIES/ACCOUNTABILITIES: Until March 14, 2008 or such earlier date as his successor shall be appointed by WWE, the Employee shall be Chief Financial Officer, with all duties, responsibilities and accountabilities as would be normal and suitable for the Chief Financial Officer of a New York Stock Exchange listed company.  Thereafter during the Term, as defined below, Employee shall be a Senior Advisor performing those duties and accountabilities as directed by WWE’s Chief Executive Officer and/or Chief Operating Officer (or his/her designee) (“WWE Supervisor”) including, but not limited to the following (“Duties”):

•	Negotiating and procuring agreements relating to facilities;

•	Working with the Finance Department regarding financial accounting issues;

•	Performing any other function or activity which the WWE Supervisor may decide is necessary or desirable.

          Employee shall devote his full business time and attention to the performance of his Duties and shall protect and promote the interests of WWE.  Employee shall cooperate in any reasonable manner whatsoever with WWE in connection with the performance of the Duties. Employee acknowledges and agrees that there are inherent subtasks within the services set forth above that will be performed as a part of the Duties.  Employee shall be provided an office (“Office”) and an executive assistant at the Company’s headquarters but, after March 14, 2008, may also work from your home to the extent consistent with the performance of your Duties.

          2.          TERM:  Unless terminated earlier as set forth herein, the term of this Agreement shall commence on the date hereof and end three (3) years thereafter (“Term”).

          3.          COMPENSATION: Effective February 12, 2007, Employee’s annual salary is Three Hundred Twenty-Five Thousand US Dollars ($325,000.00), less deductions and taxes required by law, payable in accordance with the WWE’s regular payroll practices, but no less frequently than monthly.  In addition, the Company has granted you 15,000 restricted stock units (the “Promotion Shares”) which shall vest in three equal annual installments with the first such installment vesting on January 23, 2008.  Employee shall be entitled to participate in the Company’s Management Incentive Plan in respect of (i) the 8-month period ended December 31, 2006 (at the same level of participation as you were at on December 31, 2006); and (ii) calendar 2007 (at a level equivalent to Executive Vice President); in each case if bonuses are paid to other executives under such plan.  Thereafter, any such participation shall be at the sole discretion of the Company’s management and Compensation Committee.

          4.          EXPENSES: WWE shall reimburse Employee for any reasonable and necessary ordinary business expenses incurred in the performance of his Duties hereunder, provided that any such reimbursement hereunder (i) shall be subject to WWE’s policies regarding such reimbursement, now or hereafter adopted by WWE; (ii) shall be allowed only upon receipt of adequate supporting documentation therefore and (iii) shall not include normal commuting expenses between home and Office.  All such expenses shall be reimbursed within thirty (30) calendar days following submission to and approval by WWE of an invoice and supporting documentation, no more frequently than on a monthly basis.

          5.          BENEFITS:   Employee shall be eligible during the Term of this Agreement for those benefits generally available to similarly situated employees of WWE, including, without limitation, participation in WWE’s medical plans for Employee and his spouse, as well as in WWE’s 401(k) Plan.  Employee shall be eligible to participate in grants of equity-based compensation in 2007 and shall not participate thereafter, in either case unless decided otherwise by the Compensation Committee.  Upon the expiration of the Term of this Agreement, Employee shall have the right to elect continued coverage of medical and dental insurance through C.O.B.R.A.

          6.          TERMINATION:

                       (a)           WWE shall have the right to terminate Employee’s employment and this Agreement immediately for “Cause.”  For purposes hereof, “Cause” shall mean if the Employee: (i) engages in fraud, deceit, misappropriation, embezzlement, theft, unethical conduct, or other act of material misconduct against WWE or any of its affiliates; (ii) willfully and knowingly violates in any material fashion any rules or regulations of any governmental or regulatory body; or (iii) is convicted, pleads or enters a plea of nolo contendere to a felony.  If WWE terminates the Employee for Cause, the Employee shall be paid any unpaid compensation as set forth in Paragraph 3 above only through the date of termination. WWE shall have no further obligation hereunder, financial or otherwise, from the date of termination and WWE shall have all other rights and remedies available under this Agreement at law or in equity.

                        (b)          In the event of the Employee’s resignation from employment other than as a result of Disability (as defined below), the Employee shall be paid his unpaid compensation as set forth in Section 3 above through the date of resignation and will not be entitled to severance, accelerated vesting of Equity, as defined below, or other benefits except as provided in the last sentence of Section 5.  WWE shall have no further obligation hereunder, financial or otherwise, from the date of resignation and WWE shall have all other rights and remedies available under this Agreement, at law and/or in equity. For purposes hereof, “Disability” shall mean if as a result of Employee’s incapacity due to physical or mental illness (as determined in good faith by a physician acceptable to the WWE), Employee shall have been absent from full-time performance of his Duties with the WWE for ninety (90) consecutive days during any twelve (12) month period.

                        (c)            If, before the end of the Term, Employee dies or becomes Disabled or if WWE terminates Employee’s employment other than for Cause, then (i) the Employee’s base salary for the balance of the Term of the Agreement will be paid; and (ii) the Promotion Shares and all other options or restricted stock units previously granted to the Employee (collectively, “Equity”) shall immediately vest.

                        (d)            If Employee’s employment has not otherwise ended, all Equity will immediately vest at the end of the Term.

          7.          COVENANTS OF THE EMPLOYEE.  In order to induce the WWE to enter into this Agreement, the Employee hereby agrees as follows:

                        (a)          Confidentiality.  The Employee acknowledges that by reason of his relationship with and service to the WWE, the Employee has had and will have access to confidential information relating to operations and technology and know-how which have been developed by the WWE and its affiliates, including, without limitation, film-related ideas, story boards and the like, information and knowledge pertaining to wrestling productions and performances, public relations and marketing, products and their design and manufacture, methods of operation, sales and profit data, customer and supplier lists and relationships between the WWE and its affiliates and its customers, suppliers and others who have business dealings with it, other information not readily available to the public, and plans for future developments relating thereto.  In recognition of the foregoing, during the Term and at all times thereafter, the Employee will maintain the confidentiality of all such information and other matters of the WWE and its affiliates known to the Employee which are otherwise not  in the public domain and will not disclose any such information to any person outside the organization of the WWE, wherever located, except as required by law or with the WWE Board of Directors’ prior written authorization and consent.

                        (b)            Records.  All papers, books and records of every kind and description relating to the business and affairs of the WWE, or any its affiliates, whether or not prepared by the Employee, other than personal notes prepared by or at the direction of the Employee, shall be the sole and exclusive property of the WWE, and the Employee shall surrender them to the WWE at any time upon request by WWE.

                        (c)            Non-Competition.  The Employee hereby agrees with the WWE that during the Term on a worldwide basis and for a period of one year following the Term in the United States, (i) he shall not perform services for or on behalf of any professional wrestling organization or entity not affiliated with WWE; (ii) he shall not actively solicit any employee of the WWE or any of its subsidiaries or affiliates to leave the employment thereof; and (iii) he shall not induce or attempt to induce any customer, supplier, licensee or other individual, corporation or other business organization having a business relation with the WWE or its subsidiaries or affiliates to cease doing business with the WWE or its subsidiaries or in any way interfere with the relationship between any such customer, supplier, licensee or other person and the WWE or its subsidiaries or affiliates.

                        (d)            Works. Employee hereby acknowledges that all duties performed hereunder were specifically ordered or commissioned by the WWE (“Work”); that the Work constitutes and shall constitute a work-made-for-hire as defined in the United States Copyright Act of 1976; that WWE is and shall be the author of said work-made-for-hire and the owner of all rights in and to the Work throughout the universe, in perpetuity and in all languages, for all now known or hereafter existing uses, media and forms, including, without limitation, the copyrights therein and thereto throughout the universe for the initial term and any and all extensions and renewals thereof; and that the WWE shall have the right to make such changes therein and such uses thereof as it may deem necessary or desirable. “Works” shall include, but not be limited to all material and information created by the Employee in the course of or as a result of the Employee’s employment by the WWE which is fixed in a tangible medium of expression, including, but not limited to, notes, drawings, memoranda, correspondence, documents, records, notebooks, flow charts, computer programs and source and object codes, regardless of the medium in which they are fixed.  To the extent that the Work is not recognized as a work-made-for-hire, Employee hereby assigns, transfers and conveys to the WWE, without reservation, all of Employee’s right, title and interest throughout the universe in perpetuity in the Work, including, without limitation, all rights of copyright and copyright renewal in said Work or any part thereof.  The Employee will take whatever steps and do whatever acts the WWE request, including, but not limited to, placement of the WWE’s proper copyright notice on such Works to secure or aid in securing copyright protection and will assist the WWE or its nominees in filing applications to register claims of copyright in such works.  The Employee will not reproduce, distribute, display publicly, or perform publicly, alone or in combination with any data processing or network system, any Works of the WWE without the written permission from the WWE.

                        (e)           Enforcement.  The Employee agrees and warrants that the covenants contained herein are reasonable, that valid consideration has been and will be received therefor and that the agreements set forth herein are the result of arms-length negotiations between the parties hereto.  The Employee recognizes that the provisions of this Paragraph 7 are vitally important to the continuing welfare of the WWE, and its affiliates, and that money damages constitute a totally inadequate remedy for any violation thereof.  Accordingly, in the event of any such violation by the Employee, the WWE, and its affiliates, in addition to any other remedies they may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to issue an injunction restraining any action by the Employee in violation of this Paragraph 7.

          8.          ASSIGNMENT:  This Agreement contemplates the personal services of Employee and is not assignable by Employee.  WWE may assign this Agreement in whole or in part, without limitation or restriction.

          9.          GOVERNING LAW; JURISDICTION:

                        (a)            Governing Law:  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut applicable to contracts entered into and to be fully performed therein

                        (b)          Jurisdiction:  The parties hereto agree to submit solely to the jurisdiction of the United States District Court located in Bridgeport, Connecticut and the Judicial District Court of Stamford located in Stamford, Connecticut.  The parties agree that service of process by mail shall be effective service of same and such service shall have the same effect as personal service with the State of Connecticut and result in personal jurisdiction over the parties in the forum in the State of Connecticut.  The provisions contained in this Paragraph shall survive the termination and/or expiration of this Agreement.

          10.          NOTICES:  Any notices are to be sent by certified mail, return receipt requested, federal express, or first class postal service and addressed set forth above, and if to WWE to the attention of  Edward L. Kaufman, Esq., Executive Vice President and General Counsel.

          11.          SEVERABILITY:  In the event that any provision or portion of this Agreement shall be declared invalid or unenforceable for any reason by a court of competent jurisdiction, such provision or portion shall be considered separate and apart from the remainder of this Agreement, which shall remain in full force and effect.

          12.          NAME AND LIKENESS: WWE and its licensees and/or assignees shall have the exclusive and perpetual right, but not the obligation, to use and license the use of Employee’s name, photograph, likeness and approved biographical data (“Name and Likeness”) for the purpose of advertising, marketing, promoting, publicizing and exploiting any matter related to the Duties performed hereunder with Employee’s permission, which shall not be unreasonably withheld.

          13.          INDEMNITY:

                        (a)            Employee shall hold WWE, its parent, subsidiary and affiliate companies and the directors, officers, employees, licensees, successors, assigns and agents of the foregoing, harmless from and against all claims, liabilities, damages, costs and attorneys’ fees arising from any grossly negligent or intentional acts by Employee.

                        (b)            WWE shall hold Employee harmless from and against all claims, liabilities, damages, costs and attorneys’ fees arising solely from the performance of Employee’s Duties within the course and scope of Employee’s employment hereunder.

          14.          REMEDIES:  The waiver by either party of any breach hereof shall not be deemed a waiver of any prior or subsequent breach hereof.  All remedies of either party shall be cumulative and the pursuit of one remedy shall not be deemed a waiver of any other remedy.

          15.          INTEGRATION:  This Agreement contains the complete understanding existing between the parties on the subjects covered and supersedes any previous written or verbal understandings with respect thereto.  This Agreement may not be amended except by a writing signed by authorized representatives of Employee and  WWE.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FRANK G. SERPE	WORLD WRESTLING ENTERTAINMENT, INC.
(“Employee”)	(“WWE”)

/s/ Frank G. Serpe	/s/ Michael Sileck

Frank G. Serpe	Michael Sileck
Chief Operating Officer